                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

 THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective as of April 6, 2001 (the "Effective Date"), is between APERIAN, INC., a Delaware corporation (the "Company"), and KEVIN CRAIG ("Craig"). The Company and Craig are collectively referred to in this Agreement as the "Parties."

                                   BACKGROUND

The Company wishes to employ Craig as its President and Co-Chief Executive Officer. The Company and Craig wish to set the terms and conditions of the employment of Craig commencing on the Effective Date in accordance with the terms of this Agreement.

                               TERMS OF AGREEMENT

The Parties agree as follows:

1. EMPLOYMENT. The Company hereby employs Craig to devote his personal services to the business and affairs of the Company, and Craig hereby accepts such employment, on the terms and conditions stated in this Agreement.

         1.1. DUTIES. Craig's title and position shall be Vice Chairman and Co-Chief Executive Officer and President of the Company. Craig's duties will be corporate operations and services, sales, technology development, professional services, business development, accounting/finance, legal, human resources and the internal (inside) management of the Company, it being understood that each Co-Chief Executive Officer shall have the same authority levels, be involved in and be responsible for all major policy decisions and each shall have general oversight over business and affairs of the Company. Craig shall report directly to the Board of Directors of the Company. Craig shall also serve, upon request and without additional compensation, as a director of the Company or as an officer or a director, or both, of any subsidiary, division, or affiliate of the Company or any other entity in which the Company holds an equity interest or which it sponsors. Throughout the Term (as defined below), the Company shall cause Craig to be nominated to serve on the Board of Directors and will use reasonable efforts to secure Craig's election to the Board of Directors. It is the intention of the parties that Craig will be elected to and will serve on the Board of Directors while serving hereunder as Chairman and Co-Chief Executive Officer of Company.

         1.2. FULL-TIME EMPLOYEE. Craig shall devote his full time (except for reasonable vacation time and absence for any disability), attention, and best efforts to the performance of his duties described in Article 1.1.

2. TERM. The term of Craig's employment under this Agreement (the "Term") shall be as follows:

         2.1. INITIAL TERM. The initial term shall commence on the date of this Agreement and shall expire at 11:59:59 p.m., Central Time, on the day preceding the third anniversary of the date of this Agreement, unless terminated earlier pursuant to Article 5.

         2.2. EXTENDED TERMS. Beginning with the third anniversary of the date of this Agreement, the Term shall be extended automatically for an additional successive one-year period as of each anniversary date of the date of this Agreement that occurs while this Agreement is in effect; provided, however, that if either party shall give written notice to the other not less than ninety days' prior any such anniversary the that no such automatic extension shall occur, then Craig's employment shall terminate on the anniversary date of the date of this Agreement that next occurs after such notice is given.

3. COMPENSATION. As compensation for the services rendered by Craig under this Agreement, the Company shall, during the Term, pay or provide Craig during the Term the following:

         3.1. BASE SALARY. The Company shall pay Craig during the Term an annual base salary equal to at least Three Hundred Thousand ($300,000), including any extension of the Term described in Article 2.2, unless the Parties otherwise agree. The annual amount of base salary in effect at the time is referred to in this Agreement as "Base Salary." The Base Salary shall be paid in equal installments semi-monthly, in arrears, at the Company's regular and routine payroll dates, or at such intervals as may otherwise be agreed upon by the Parties, and in accordance with any other payroll procedures of the Company. The Base Salary shall be prorated (on a daily basis) for any partial payroll period of employment under this Agreement.

         3.2. ANNUAL BONUS OPPORTUNITY. Craig shall be eligible to earn and receive from the Company an incentive bonus as provided in a bonus plan for employees of the Company and its subsidiaries to be adopted by the Board of Directors of the Company or the Compensation Committee thereof.

         3.3. INCENTIVE PLANS AND RESTRICTED STOCK. Craig shall participate in any stock option, performance share, phantom stock, or similar long-term stock-based incentive plan adopted by the Company for its executive employees in effect during the Term, including the Company's 2000 Stock Option Plan (the "Option Plan"). Except as described in the remainder of this paragraph, the extent to which Craig shall participate in any such plan will be determined by the Board or the Compensation Committee of the Board, but in no event shall Craig's participation be less than that of any other officer of the Company.

         3.4. SAVINGS AND RETIREMENT PLANS. Craig shall be eligible to participate in any long-term bonus, savings, deferred compensation, retirement or pension, or death benefit plan adopted by the Company for its executive employees generally in effect during the Term.

         3.5. WELFARE BENEFIT PLANS. Craig shall be eligible to participate in any life insurance, medical, dental, and hospitalization insurance, disability insurance benefit, or other similar employee welfare benefit plan or program adopted by the Company covering its executive employees generally in effect during the Term.

         3.6. VACATION. Craig shall be entitled to twenty (20) days of paid vacation per fiscal year. Such vacation time shall, however, be prorated in any fiscal year during which Craig is employed by the Company for less than the entire fiscal year, in accordance with the number of days in that fiscal year during which Craig is so employed. Such vacation time shall be in addition to any paid time off ("PTO") to which Craig may be entitled under the Company's PTO policy in effect during the Term.

         3.7. TAX WITHHOLDING. The Company may deduct from any compensation or other amount payable to Craig under this Agreement (including under Article 5) social security (FICA) taxes and all federal, state, municipal, and other taxes or governmental charges as may, in the Company's judgment, be required. The Company will consult with Craig as to amounts to be withheld in this regard.

         3.8. PARTICIPATION IN COMPENSATION AND BENEFIT PLANS. Craig's participation during the Term in any or all of the plans or programs adopted by the Company described in Articles 3.3 through 3.6 ("Compensation and Benefit Plans") will be subject to the terms and conditions of those Compensation and Benefit Plans as they now exist or may hereafter be adopted, amended, restated, or discontinued by the Company, including the satisfaction of all applicable eligibility requirements and vesting provisions of those Compensation and Benefit Plans. The Company shall have no obligation under this Agreement to continue any or all of the Compensation and Benefit Plans that now exist or are hereafter adopted. To the extent that Craig is eligible to participate in any Compensation and Benefit Plan existing on the date of this Agreement for which a plan description or plan materials are available, the Company has provided to Craig.

4. EXPENSE REIMBURSEMENT. During the Term, Craig may incur, and shall be reimbursed by the Company for, reasonable, ordinary and necessary, and documented business expenses to the extent that Craig complies with, and reimbursement is permitted by, the Company's policies, practices, and procedures.

5. EMPLOYMENT TERMINATION. Either Party may terminate Craig's employment under this Agreement by giving written notice of termination to the other Party. If the Company is terminating, it shall include in that notice a statement whether the termination is because of Disability or for Cause or without Cause. The Parties' respective rights and obligations upon the termination of Craig's employment under this Agreement include the sums, if any, due under paragraph
5.3 and the following::

         5.1. TERMINATION GENERALLY. Upon any termination of Craig's employment under this Agreement, the Company shall pay or provide Craig the following:

                  5.1.a. Any amount of Base Salary earned by, but not yet paid to, Craig through the effective date of termination of employment, as further described below (the "Termination Date");

                  5.1.b. All benefits that have been earned by or vested in, and are payable to, Craig under, and subject to the terms (including all eligibility requirements) of, the Compensation and Benefit Plans in which Craig participated through the Termination Date;

                  5.1.c. All reimbursable expenses due, but not yet paid, to Craig as of the Termination Date under Article 4; and

                  5.1.d. An amount equal to all accrued and unused PTO, calculated in accordance with the Company's PTO policies, practices, and procedures (including authorized deductions and the deductions required by law), through the Termination Date.

         The amount of Base Salary due under Section 5.1.a shall be paid no later than thirty (30) business days after the Termination Date; the amounts or benefits due under Section 5.1.b shall be paid or provided in accordance with the terms of the Compensation and Benefit Plans under which such amounts or benefits are due to Craig; and the amounts due under Sections 5.1.c and 5.1.d shall be paid in accordance with the terms of the Company's policies, practices, and procedures regarding reimbursable expenses and PTO, respectively. Except as expressly provided below in this Article 5, upon paying or providing Craig the preceding amounts or benefits, the Company shall have no further obligation or liability under this Agreement for Base Salary or any other cash compensation or for any benefits under any of the Compensation and Benefit Plans. Upon termination of Craig's employment, Craig shall be deemed to have resigned from any position as a director of the Company or as an officer or director, or both, of any subsidiary, division, or affiliate of the Company or any other entity in which the Company holds an equity interest or which it sponsors that Craig then holds; no written resignation need be given or delivered to the Company.

         In this Agreement, the Termination Date shall be (i) the date of Craig's death, (ii) the third business day after the date on which the Company gives notice of termination because of Disability, or (iii) the date of termination specified in any other notice of termination, or if not specified in the notice of termination, the date that notice of termination is given.

         In this Agreement, "Disability" means Craig's permanent and total disability, which shall be deemed to exist if he is unable reasonably to perform his duties under this Agreement because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for at least ninety (90) consecutive days. Any Disability shall be determined by the Board or an authorized committee or representative thereof ("Representative"), in its sole and absolute discretion, upon receipt of competent medical advice from a qualified physician selected by or acceptable to the Board or its Representative. Craig shall, if there is any question about his Disability, submit to a physical examination by a qualified physician selected by the Board or its Representative.

         In this Agreement, "Cause" means any of the following: (i) Craig's willful failure to substantially perform his duties under this Agreement without legal cause, other than any such failure resulting from his incapacity due to physical or mental illness or Disability; (ii) Craig's engaging willfully in any action which, or omitting to engage in any action the omission of which, he knows or should know is, or is reasonably expected to be substantially injurious (monetarily or otherwise) to the Company or its business or reputation; (iii) Craig's performance of any illegal conduct or act or omission constituting serious dishonesty that results, directly or indirectly, in significant gain or enrichment of Craig or his family or affiliates at the expense of the Company or which adversely affects, or reasonably could in the future adversely affect, Craig's value, reliability, or performance in a material manner; or (iv) any deliberate breach by Craig of any material obligation under any of Articles 6, 7 or 8. Whether an event or circumstance constituting Cause exists will be determined in good faith the Board of Directors but only if such termination is approved by at least two-thirds of the members of the Board of Directors after Craig has been given written notice by Company of the specific reason for such termination and an opportunity, together with his counsel, to be heard before the Board of Directors. Members of the Board of Directors may participate in any hearing that is required pursuant to this paragraph by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Board of Directors (in addition to Craig) shall attend the hearing in person. If the Company determines that Cause for termination exists under clause (i) above in this paragraph, the Company shall notify Craig of that belief, and that notice shall describe the event or circumstance believed to constitute Cause for termination. If that event or circumstance may reasonably be remedied or corrected, Craig shall have thirty (30) days to effect that correction or remedy. If not corrected or remedied within that thirty (30) day period (as determined by at least two-thirds the members of the Board after opportunity for a hearing as described above), Cause for termination shall immediately be deemed to exist, and Craig's employment shall be deemed terminated. If the Company determines, as provided above, that Cause for termination exists under any of clauses (ii), (iii), and (iv) above in this paragraph, the Company shall notify Craig of that belief, and that notice shall constitute immediate termination of Craig's employment.

         In this Agreement, "Good Reason" means any of the following: (i) a significant reduction in the nature or scope of Craig authorities or duties from those set forth in Section 1.1, (ii) a change in Craig's reporting relationship so that Craig reports to anyone other than the Board of Directors of the Company, (iii) a reduction in Craig's annual base salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement, (iv) a diminution in Craig's eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities for compensation which are at least equivalent to the opportunities afforded by the Company (including its subsidiaries) to its most senior executives; (v) a diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Craig from the employee benefits and perquisites provided by the Company (including its subsidiaries) to its most senior executives; or (ii) a change, without Craig's consent, in the location of Craig's principal place of employment by the Company by more than 50 miles from the location where Craig was principally employed prior to such change. If Craig determines that an event constituting Good Reason has occurred, Craig shall notify the Company and the Chairman of the Compensation Committee of the Board of Directors of that belief, which notice shall set forth the bases for that belief. The Company shall have 30 days after receipt of such notice in which to either (a) rectify such event to Craig's reasonable satisfaction or (b) determine, in accordance with the standards and procedures described in the preceding sentence that an event constituting Cause exists. If the Company does not take either of such actions within such 30-day period, Craig may terminate his employment for Good Reason immediately by giving written notice to the Company. Any termination by Craig under this paragraph shall for all purposes of this Agreement be deemed a termination of Craig's employment by the Company without Cause.

         In this Agreement "Change of Control" means the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Exchange Act, (ii) a majority of the Board of Directors of the Company shall consist of persons who are not Continuing Directors (as defined below); (iii) the acquisition after the date of this Agreement by any person or group of related persons of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company, or (iv) the approval by the stockholders of the Company of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity's parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity's parent outstanding immediately after such merger or consolidation. A "Continuing Director" means, as of the date of determination, any person who (i) was a member of the Board of Directors of the Company on the date of this Agreement or (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

         Craig may voluntarily terminate his employment under this Agreement only by giving at least ten (10) days' prior written notice to the Company. Craig shall not be liable to the Company for breach of this Agreement because of his termination of employment in accordance with the preceding sentence.

         5.2. TERMINATION UPON DEATH OR DISABILITY. If Craig's employment is terminated by death or by the Company because of Disability, Craig (or his legal representative, estate, or heirs) shall be entitled to receive from the Company:

                  5.2.a. The payment of a total Three Hundred Thousand Dollars ($300,000.00), in a lump sum (the "Termination Payment"); and

                  5.2.b. if Craig elects and maintains continued coverage under the Consolidated Omnibus Benefits Reconciliation Act of 1985 and corresponding regulations ("COBRA"), then for up to the twelve (12) consecutive months immediately after the Termination Date, payments in an amount equal to the difference between (i) the premiums paid or payable by Craig for coverage under COBRA for himself and his dependents (if any) and (ii) the premiums that he would have paid for comparable coverage under the Company's then current group insurance plan or plans if his employment under this Agreement had not ceased (the "Insurance Payments"); except that the Insurance Payments shall expire or terminate immediately upon Craig's becoming eligible for coverage under another employer's plan or policy.

         In addition, subject to and upon the release executed and delivered pursuant to Article 5.4 becoming irrevocable, (a) all shares of restricted stock granted to Craig as described in Section 3.4 will vest and become non-forfeitable and (b) each stock option granted to Craig, whether now outstanding or granted in the future, shall vest and shall be exercisable until the earlier of (x) two years from the date of such termination or (y) the expiration of the option in accordance with its terms .

         The Company will make the Termination Payment and commence the Insurance Payments within ten (10) business days after the first business day on which the release executed and delivered in accordance with Section 5.4.a becomes irrevocable by Craig (or his legal representative, estate, or heirs). The Company's obligations for the Insurance Payments are not intended to negate or impair any obligation of the Company or right of Craig under COBRA. The Severance Payment and the Insurance Payments shall be in addition to the amounts or benefits to which Craig is entitled under Article 5.1. Any Severance Payment or Insurance Payments (or both) under this Article 5.2 shall not be deemed the continuation of Craig's employment for any purpose.

         5.3 TERMINATION WITHOUT CAUSE. If Craig's employment is terminated by the Company without Cause or by Craig for Good Reason, Craig (or his legal representative, estate, or heirs) shall be entitled to receive from the Company (except if and to the extent waived by Craig in accordance with Article 7), as liquidated damages:

                  5.3.a. The payment equivalent to one year's base salary payable as a lump sum as provided below (the "Severance Payment"); and

                  5.3.b. if Craig elects and maintains continued coverage under the Consolidated Omnibus Benefits Reconciliation Act of 1985 and corresponding regulations

         ("COBRA"), then for up to the twenty-four (24) consecutive months immediately after the Termination Date, payments in an amount equal to the difference between (i) the premiums paid or payable by Craig for coverage under COBRA for himself and his dependents (if any) and (ii) the premiums that he would have paid for comparable coverage under the Company's then current group insurance plan or plans if his employment under this Agreement had not ceased (the "Insurance Payments"); except that the Insurance Payments shall expire or terminate immediately upon Craig's becoming eligible for coverage under another employer's plan or policy.

         In addition, subject to and upon the release executed and delivered pursuant to Article 5.4 becoming irrevocable, (a) all shares of restricted stock granted to Craig as described in Section 3.4 will vest and become non-forfeitable and (b) each stock option granted to Craig, whether now outstanding or granted in the future, shall vest and shall be exercisable until the earlier of (x) two years from the date of such termination or (y) the expiration of the option in accordance with its terms.

         The Company will pay the Severance Payment and commence the Insurance Payments within ten (10) business days after the first business day on which the release executed and delivered in accordance with Section 5.4.a becomes irrevocable by Craig (or his legal representative, estate, or heirs). The Company's obligations for the Insurance Payments are not intended to negate or impair any obligation of the Company or right of Craig under COBRA. The Severance Payment and the Insurance Payments shall be in addition to the amounts or benefits to which Craig is entitled under Article 5.1. Any Severance Payment or Insurance Payments (or both) under this Article 5.3 shall not be deemed the continuation of Craig's employment for any purpose.

         5.4. CONDITIONS TO SEVERANCE BENEFITS. Except as provided in Section 5.2.b or 5.3.b, none of the Termination Payment, Severance Payment or the Insurance Payments under Articles 5.2 and 5.3 will be subject to reduction as the result of future compensation earned or received by Craig (including by self-employment), and Craig shall have no duty to mitigate his damages. The Severance Payment and the Insurance Payments and the vesting of restricted stock, shall, however, be conditioned upon the Company's receipt of a Settlement Agreement, General Release, and Covenant Not to Sue executed by Craig (or his legal representative, estate, or heirs) in substantially the form of Exhibit A to this Agreement (the "Release Agreement").

         5.5. TERMINATION FOR CAUSE OR BY CRAIG. If Craig's employment is terminated by the Company for Cause or is voluntarily terminated by Craig, then Craig shall not be entitled to any payments under this Agreement other than the amounts or benefits to which he is entitled under Article 5.1.

         5.6 FAILURE TO EXTEND. If at any time, the Company elects not to extend the Term as described in Article 2.1, then Craig shall continue to perform under this Agreement until the expiration of the Term and shall then be entitled to continued payment of the Base Salary then in effect for an additional six (6) months after the expiration date. The obligation of the Company to make such payments under this Article 5.6 shall be subject to the same conditions, and shall have the same effect, as Severance Payment under this Agreement.

         5.7. POST-TERMINATION SURVIVAL. The provisions of this Article 5 shall survive the termination of Craig's employment by the Company and its subsidiaries to the extent necessary to effect the post-termination payments or benefits to which Craig is entitled under the terms of this Article 5.

6. CONFIDENTIAL INFORMATION. The Company shall provide to Craig, during the Term, access to various trade secrets, confidential information, and proprietary information of the Company (which, in this Article 6 as well as in Articles 7 and 8, shall include the Company's subsidiaries and affiliates) which are valuable and unique to the Company ("Confidential Information"). Confidential Information includes the Company's plans, policies, and procedures relating to its BBN Certification as well as the terms of, and the Company's plans, policies, and procedures relating to, the Company's relationships with any supplier of telecommunications services, network services or other services, and other persons having relationships that are material to the Company's business and affairs. Craig shall not, either while in the employ of the Company or at any time thereafter, (i) use any of the Confidential Information, or (ii) disclose any of the Confidential Information to any person not an employee of the Company or not engaged to render services to the Company, except (in either case) to perform his duties under this Agreement or otherwise with the Company's prior written consent. Nothing in this Article 6 shall preclude Craig from the use or disclosure of information generally known to the public or not considered confidential by the Company or from any disclosure to the extent required by law or court order (though Craig must give the Company prior notice of any such required disclosure and must cooperate with any reasonable requests of the Company to obtain a protective order regarding, or to narrow the scope of, the Confidential Information required to be disclosed). All files, records, documents, information, data, and similar items relating to the business or affairs of the Company, whether prepared by Craig or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises from the Company, except in the ordinary course of business as part of Craig's performance of his duties under this Agreement, and (in any event) shall be promptly returned or delivered to the Company (without Craig's retaining any copies) upon the termination of employment under this Agreement.

7. NONSOLICITATION. Craig shall not, at any time within the twelve (12) consecutive months immediately after the Termination Date, either directly or indirectly:

         7.1. DISCLOSE CONTACT INFORMATION. Make known to any person the names and addresses, or other contact information, of any of the customers, suppliers, or other persons having significant business relationships with the Company within the information technology industry, so that such person could affect, or attempt to affect, any of those relationships to the detriment of the Company; or

         7.2. SOLICIT EMPLOYEES. Solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any employee or consultant of the Company, or in any other manner attempt to induce any employee or consultant of the Company to leave the employ of the Company or cease his or her consulting or similar business relationship with the Company. References in this Article 7.2 to "any employee or consultant" shall include any person who was an employee or consultant of the Company at any time within the six (6) consecutive months preceding, and including, the Termination Date.

8. DEVELOPMENTS. Craig shall promptly disclose to the Company all inventions, discoveries, improvements, processes, formulas, ideas, know-how, methods, research, compositions, and other developments, whether or not patentable or copyrightable, that Craig, by himself or in conjunction with any other person, conceives, makes, develops, or acquires during the Term which (i) are or relate to the properties, assets, or existing or contemplated business or research activities of the Company, (ii) are suggested by, arise out of, or result from, directly or indirectly, Craig's association with the Company, or (iii) arise out of or result from, directly or indirectly, the use of the Company's time, labor, materials, facilities, or other resources ("Developments").

Craig hereby assigns, transfers, and conveys to the Company, and hereby agrees to assign, transfer, and convey to the Company during or after the Term, all of his right and title to and interest in all Developments. Craig shall, from time to time upon the request of the Company during or after the Term, execute and deliver any and all instruments and documents and take any and all other actions which, in the judgment of the Company or its counsel, are or may be necessary or desirable to document any such assignment, transfer, and conveyance to the Company or to enable the Company to file and process applications for, and to acquire, maintain, and enforce, any and all patents, trademarks, registrations, or copyrights with respect to any of the Developments, or to obtain any extension, validation, re-issue, continuance, or renewal of any such patent, trademark, registration, or copyright. The Company will be responsible for the preparation of any such instrument or document and for the implementation of any such proceedings and will reimburse Craig for all reasonable expenses incurred by him in complying with this Article 8.

9. INDEMNIFICATION. To the extent Craig is an officer or director of the Company, the Company shall include Craig under any existing or future (i) directors' and officers' liability insurance policy that the Company obtains and maintains or (ii) indemnification agreements between the Company and other executives of the Company. Subject to the foregoing sentence, the Company will indemnify Craig to the fullest extent permitted by the laws of the Company's state of incorporation in effect at that time or by the articles or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to Craig.

10. CERTAIN REMEDIES. Any breach or violation by Craig of any of Articles 6 7 and 8 shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation, or to specific performance requiring the compliance with Craig's covenants. This right to an injunction or other equitable relief shall be in addition to, and not in lieu of, any other remedies to which the Company may be entitled. The existence of any claim or cause of action of Craig against the Company, or any subsidiary or affiliate of the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Craig's covenants in any of Articles 6, 7 and 8. The covenants in Articles 6, 7 and 8 and in this Article 10 shall survive the termination of Craig's employment under this Agreement.

11. BINDING AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Craig and their respective legal representatives, heirs, executors, administrators, and successors and assigns (as permitted by this Article 11), including any successor to the Company by merger, consolidation, or reorganization and any other person that acquires all or substantially all of the business and assets of the Company. The rights, benefits, remedies, and obligations of Craig under this Agreement are personal to Craig and may not be assigned or delegated by him; except that this shall not preclude (i) Craig from designating one or more beneficiaries to receive any amount or benefit that may be paid or provided after Craig's death or (ii) the legal representative of Craig's estate from assigning any right or benefit under this Agreement to the person or persons entitled thereto under Craig's will or the laws of intestacy applicable to Craig's estate, as the case may be.

12. SEVERABILITY. If any provision of this Agreement is found to be invalid or unenforceable for any reason, then (i) that provision shall be severed from this Agreement, (ii) this Agreement shall be construed and enforced as if that invalid or unenforceable provision never constituted a part of this Agreement, and (iii) the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. Further, in lieu of that invalid or unenforceable provision, there shall be added to this Agreement a provision as similar in its terms to that invalid or unenforceable provision as may be possible and be valid and enforceable.

13. NOTICES. Any notice, request, or other communication to be given by either Party under this Agreement by to the other shall be in writing and either (i) delivered in person, (ii) delivered by prepaid same-day or overnight courier service, (iii) sent by certified mail, postage prepaid with return receipt requested, or (iv) transmitted by facsimile, in any case addressed to the other Party as follows:

                  To the Company:
                  Aperian, Inc.
                  1121 East 7th  Street
                  Austin, Texas 78702
                  Facsimile: (512) 473-2371
                  Attention: Chairman of the Compensation Committee

                  with a copy (which shall not constitute notice) to:
                  Aperian, Inc.
                  1800 Valley View Lane, Suite 400
                  Dallas, Texas 75234
                  Facsimile: (469) 522-6062
                  Attention: Corporate Secretary

                  To Craig:
                  Kevin Craig

                  10645 North Tatum Boulevard, No. 200-602
                  Phoenix, Arizona 85028


or to such other address or facsimile number as the Party to be notified may have designated by notice previously given in accordance with this Article 13. Communications delivered in person or by courier service or transmitted by facsimile shall be deemed given and received as of actual receipt (or refusal) by the addressee. Communications mailed as described above in this Article 14 shall be deemed given and received three (3) business days after mailing or upon actual receipt, whichever is earlier.

14. CERTAIN DEFINED TERMS. In this Agreement, (i) "person" means an individual or any corporation, partnership, trust, unincorporated association, limited liability company, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or governmental agency,
(ii) "include" and "including" do not signify any limitation, (iii) "Article" and "Section" means any Article and any Section, respectively, of this Agreement, unless otherwise indicated, (iv) an "affiliate" of a person means any other person controlling, controlled by, or under common control with that person, and (v) "business day" means any Monday through Friday, other than any such weekday on which the executive offices of the Company are closed. In addition, the use in this Agreement of "year," "annual," "month," or "monthly" (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Craig for employment or compensation for that period.

15. ENTIRE AGREEMENT. This Agreement, with Exhibit "A," constitutes the entire agreement between the Company and Craig with respect to the subject matter hereof and supersedes any prior agreement between the Company and Craig with respect to the same subject matter.

16. MODIFICATION AND WAIVER. No amendment to or modification of this Agreement, or waiver of any term, provision, or condition of this Agreement, will be binding upon a Party unless the amendment, modification, or waiver is in writing and signed by the Party to be bound. Any waiver by a Party of a breach or violation of any provision of this Agreement by the other Party shall not be deemed a waiver of any other provision or of any subsequent breach or violation.

17. GENDER. Whenever the context requires in this Agreement, words denoting gender in this Agreement include the masculine, feminine, and neuter.

18. GOVERNING LAW; VENUE. This Agreement, and the rights, remedies, obligations, and duties of the Parties under this Agreement, shall be governed by, construed in accordance with, and enforced under the laws of the State of Texas. The exclusive venue of any action or proceeding relating to this Agreement or its subject matter shall be in Dallas County, Texas.

19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one and the same document.

The Parties have executed this Agreement to be effective as of the date stated in the first paragraph.

APERIAN, INC.

By: /s/ Peter E. Lorenzen
    -------------------------------------
       Peter E. Lorenzen, Vice President,
       General Counsel and Secretary


KEVIN CRAIG

   /s/ Kevin Craig
-----------------------------------------

                                    EXHIBIT A

                      SETTLEMENT AGREEMENT, GENERAL RELEASE
                             AND COVENANT NOT TO SUE

         This Settlement Agreement, General Release, and Covenant Not to Sue ("Agreement") is made and entered into as of the ___day of _____________ , ____
 .by and between Kevin Craig ("Employee") and Aperian, Inc., a Delaware corporation (the "Company"), both of which are hereinafter collectively referred to as the "parties".

                                    RECITALS

         WHEREAS, Employee was employed by the Company as its Vice Chairman, President and Co-Chief Operating Officer under the terms of an Employment Agreement dated as of April 6, 2001 (the "Employment Agreement"); WHEREAS, Employee's employment under the Employment Agreement [shall terminate/has terminated] effective ____________________ .(the "Termination Date"); and

         WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the Employment Agreement, the employment relationship between Employee and the Company, and the cessation or termination thereof;

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements set forth herein, the parties covenant and agree as follows:

          1. Employee, for himself or herself and on behalf of his attorneys, heirs, legatees, assigns, successors, executors, and administrators, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES the Company, its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, limited liability companies, and other entities, their successors and assigns, and the current and former owners, members, shareholders, managers, directors, officers, partners, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, limited liability companies, and other entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the "Releasees"), from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, damages, and expenses (including, without limitation, attorneys' fees and expenses) whatsoever (collectively, ".claims") under any municipal, local, state, or federal law, common or statutory including, but in no way limited to, Claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq. for any actions or omissions whatsoever, whether known or unknown, that are connected with or related to the Employment Agreement, the employment of Employee by the Company, or the cessation or termination thereof, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement. Employee does not, however, release, acquit, or discharge the Releasees from any Claim arising out of any nonperformance or failure to perform by the Company of any of its obligations under this Agreement or any Claim not connected with or related to the Employment Agreement, the employment of Employee by the Company, or the cessation or termination thereof

         2. Employee, for himself or herself and on behalf of his or her attorneys, heirs, legatees, assigns, successors, executors, and administrators, COVENANTS NOT TO SUE OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST, any of the Releasees based upon any of the Claims released in paragraph 1 of this Agreement.

         3. Employee agrees that he will keep the terms, amount, and fact of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL and that he will not communicate or otherwise disclose to any employee (past, present, or future) of the Company or any of the other Releasees or to a member of the general public the terms, amount, or fact of this Agreement, except as may be required by law or compulsory process.

         4. Employee waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with the Company or any of the other Releasees, except as may be provided under the terms of this Agreement

         5. Upon the expiration of seven (7) days after Employee's execution of this Agreement, the Company agrees to begin to payor provide Employee the Severance Payments and, if applicable, the Insurance Payments (as those terms are defined in the Employment Agreement) in accordance with the surviving terms of the Employment Agreement

         6. The parties hereto recognize that, by entering into this Agreement, the Company and each other Releasee does not admit, and does specifically deny, any violation of any local, state, or federal law, common or statutory. The parties further recognize that this Agreement has been entered into in release and compromise of any claims which might be asserted by Employee in connection with his employment by the Company, or the termination thereof, and to avoid the expense and burden of any litigation related thereto.

         7. The parties acknowledge and agree that in the event Employee materially breaches any provision of this Agreement, (a) Employee will indemnify and hold the Company harmless from and against any and all resulting damages, expense, or loss incurred by the Company (including, without limitation, attorneys' fees and expenses), (b) Employee will immediately repay to the Company in full any payments made to him under the provisions (including, without limitation, paragraph 5) of this Agreement, and (c) the Company will be entitled to file counterclaims against Employee for breach of the covenant not to sue and may recover from Employee any payment not repaid to the Company, as required by clause (b) of this paragraph 7, as well as any and all other resulting actual or consequential damages.

         8. One or more waivers of a breach of any covenant, term, or provision of this Agreement by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

         9. If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, (a) such provision or term shall be fully severable,
(b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never constituted part of this Agreement, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

         10. The parties agree that should one party sue the other party for a breach of any provision of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs of court. Each party shall have the right to sue for specific performance of this Agreement, and for declaratory and injunctive relief.

         11. Employee may revoke this Agreement, within seven (7) days of the date of its execution by Employee (the "Revocation Period"), by written notice to the Company. Employee agrees that if he revokes this Agreement, he shall receive none of the benefits provided for under its terms or the surviving terms of the Employment Agreement Employee further understands and agrees that, unless the Company receives from Employee, prior to the expiration of the Revocation Period, written notice of his revocation of this Agreement, this Agreement and all of its terms shall have full force and effect, and Employee shall have forever waived his right to revoke this Agreement.

         12. This Agreement and the terms of the Employment Agreement that survive the cessation or termination of Employee's employment thereunder constitute the entire agreement of the parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, between the parties. All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement and the terms of the Employment Agreement that survive the cessation or termination of Employee's employment thereunder. This Agreement cannot be changed or terminated without the express written consent of the parties.

         13. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except where preempted by federal law.

         14. By executing this Agreement, Employee acknowledges that (a) this Agreement has been reviewed with him by a representative of the Company (see Attachment "A", which is attached hereto and incorporated herein by reference),
(b) he has had at least twenty-one (21) days to consider the terms of the Agreement (see Attachment "A"), and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so, (c) he has been advised by the Company in writing to consult with an attorney regarding the terms of the Agreement (see Attachment "A"), (d) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement, (e) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction, (f) he has read this Agreement and fully understands its terms and their import, (g) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein, (h) the consideration provided for herein is good and valuable, and (i) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

EXECUTED in _________________ ,___________, this ____day of ___________, ______.


                             EMPLOYEE:

                             _______________________________

THE STATE OF      )
                  )
COUNTY OF         )

         BEFORE ME, the undersigned, a Notary Public, on this day personally appeared ______________________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he or she executed the same for the purposes and consideration therein expressed.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE this  ______day of ___________,
______

                             __________________________________________
                             Notary Public, State of
[SEAL]

EXECUTED in ________________, Texas, this _____day of ____________, ______.


                        APERIAN, INC.

                        By: ___________________________________



                        Its:_____________________________________

THE STATE OF      )
                  )
COUNTY OF         )

              BEFORE ME, the undersigned, a Notary Public, on this day personally appeared __________________________________________________________of
APERIAN, INC., known to me to be the person Whose name is subscribed to the foregoing instrument, and acknowledged to me that he or she executed the same as the act of that company for the purposes and consideration therein expressed.

              GIVEN UNDER MY HAND AND SEAL OF OFFICE this _____day of ________ ,
_____



                             __________________________________________
                             Notary Public, State of
[SEAL]

                                  ATTACHMENT A

                                NOTICE OF RIGHTS

          Attached hereto you will find a proposed Settlement Agreement, General Release, and Covenant Not to Sue ("Agreement") with respect to the cessation or termination of your employment. It is required by law that you be given at least 21 days from the date of receipt of the proposed Agreement within which to consider its terms. During this period, please feel free to contact the person listed below to ask any questions regarding the Agreement including. but not limited to, the definitions of words which you do not know and the meanings of phrases, sentences, or paragraphs which you do not understand. It is recommended that you consult with an attorney regarding your legal rights with respect to the Agreement during this 21-day period.

                            ACKNOWLEDGMENT OF RECEIPT

          I acknowledge that I received a copy of APERIAN, INC.'s proposed Settlement Agreement, General Release, and Covenant Not to Sue at __:__ _.m. this ________ day of _________________, _____, and that the Agreement and the Notice of Rights above have been reviewed with me by the person signing below on behalf of APERIAN, INC.

                                           EMPLOYEE:

                                           ____________________________________

______________________
(Date)


APERIAN, INC.


By: ______________________________


Its: _____________________________